SWM APPOINTS NEW EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

(ALPHARETTA, GA) November 2, 2015 - Schweitzer-Mauduit International, Inc. (NYSE:SWM) announced today Allison Aden has joined the company as Executive Vice President, Finance and Chief Financial Officer, reporting to Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer. Corporate Controller Robert Cardin, who has been interim Chief Financial Officer since March 2015, will continue in his position as Corporate Controller.

Ms. Aden brings more than 30 years of financial, accounting, and management experience to SWM. Her work history includes leadership positions with several multinational organizations, as well as roles with private and public companies, supporting revenues up to $2 billion. She has a deep accounting and planning background, including significant M&A and integration experience. Most recently, Ms. Aden served as Executive Vice President and Chief Financial Officer at Americold, a global leader in temperature-controlled warehousing and logistics in the food industry. She also held the Chief Financial Officer role at Recall, a global provider of information management solutions.

SWM’s Chairman and CEO Frédéric Villoutreix commented, “This is an exciting time for SWM, and we are very pleased to add someone of Allison’s caliber to our management team. As we look to accelerate our growth plan and expand the markets we serve, I am confident that Allison’s strategic financial background and global experience will materially contribute to our ongoing growth and diversification strategies. As we welcome Allison, I would also like to thank Bob Cardin very much for stepping into the interim CFO role. Bob has done an outstanding job and we are appreciative of his leadership during this active time for SWM.”

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. However, SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions. These acquisitions expanded the company’s product portfolio and end segments served to include filtration, medical and specialty industrials. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, United Kingdom, France, Russia, Spain, Luxembourg, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

SOURCE SWM:

CONTACT
Frederic Villoutreix
+1-770-569-4283
Or
Mark Chekanow
+1-770-569-4229

1-800-514-0186

Web site: http://www.swmintl.com